Exhibit 10.67

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of June 29, 2016, by and between Apollo Medical Management, Inc., a Delaware corporation (the “Employer”), and Warren Hosseinion, M.D. (the “Employee”). Together, the Employer and Employee are collectively sometimes referred to herein as the Parties.

RECITALS:

WHEREAS, the Parties entered into an Employment Agreement dated March 28, 2014, as amended by the First Amendment to Employment Agreement dated as of January 12, 2016 (collectively, the “Prior Agreement”), pursuant to which Employee provides senior management services to Employer; and

WHEREAS, Employee and ApolloMed Hospitalists, a Professional Corporation, a California professional corporation (“Hospitalists”), and an Affiliate of the Employer, are parties to a Hospitalist Participation Service Agreement dated March 28, 2014 (the “Hospitalists Agreement”), pursuant to which Employee from time to time provides inpatient medical services for Hospitalists; and

WHEREAS, the Parties desire to amend the Employment Agreement and the Hospitalists Agreement to reflect the nature and extent of the services provided by Employee to Employer and Hospitalists, respectively, and to provide for the appropriate compensation therefor;

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties amend and restate the Prior Agreement to read in full as follows:

1.           Employment. The original term of this Agreement commenced as of April 1, 2014 (the “Commencement Date”) and continued thereafter for a period of one year. The term of this Agreement shall automatically extended for subsequent one year terms renewing on each respective anniversary of the Commencement Date (the date of each such renewal shall be the “Renewal Date”), unless, not less than 60 days prior to each such Renewal Date, either party shall have given notice to the other that the Agreement will not be renewed. Each term of this Agreement, beginning with the Commencement Date or any subsequent Renewal Date, shall be subject to termination as provided in Section 4 and may be referred to herein as the “Term.”

2.           Positions and Duties. During the Term, the Employee shall serve as a senior executive of the Employer. The Employee shall devote such working time and efforts as may be necessary to the business and affairs of the Employer.

3.           Compensation and Related Matters.

(a)          Base Salary. The Employer shall pay the Employee for all services rendered a base salary of $450,000 per year (the “Base Salary”), payable in accordance with the Employer’s payroll procedures, subject to customary withholdings and employment taxes. The Base Salary may be re-evaluated annually at the sole discretion of the Employer and may be increased at the sole discretion of the Employer.

(b)          Incentive Compensation. The Employee shall be entitled to participate in any Employer incentive compensation plans as are now available or may become available to other similarly positioned employees of the Employer. The Employee’s entitlement to a bonus under any such plan is governed by the terms of that plan.

(c)          Equity Awards. The Employee shall be eligible to participate in the any stock plan available to similarly positioned executives (collectively, the “Stock Plan”). From time to time, the Company’s Board may, in its sole discretion, grant stock options or other equity compensation to the Employee pursuant to the Stock Plan.

(d)          Paid Time Off. During the term, the Employee shall be entitled to 20 days of paid time off (“PTO”) per calendar year which shall be accrued ratably during the calendar year, to be taken at such times and intervals as shall be agreed to by the Employer and the Employee in their reasonable discretion. Employee shall be entitled to accrue a maximum of 20 days of paid time off. Accrued and unused PTO up to the entitled 20 days which the Employee has failed to take during the calendar year shall be paid as ordinary income at the end of the calendar year.

(e)          Expenses. The Employee shall be entitled to reimbursement of expenses incurred on behalf of Employer. Employer agrees to maintain an insurance policy providing reasonable and customary insurance coverage for errors and omissions of its directors and officers made in the course and scope of employment with Employer at no cost to Employee.

(f)           Other Benefits. During the Term, the Employee shall be entitled to continue to participate in or receive benefits under any employee benefit plan or arrangement which is or may, in the future, be made available by the Employer to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. These benefits will include, but are not limited to (i) health insurance for Employee and all his dependents at no additional cost to Employee, and (ii) the payment of insurance premiums for short-term and long-term disability insurance providing for no less than 100% of Employee’s base salary compensation to be payable to the employee as long as the disability persists that substantially prevents employment in the same occupation as the position Employee last held with Employer but not beyond age 70.

(g)          Tax Withholding. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement, to the extent it reasonably and in good faith believes it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Employee for any adverse tax effect associated with any payments or benefits, or for any deduction or withholding from any payment or benefit.

(h)          Term Life Insurance. The Employer shall secure during the Term of this Agreement a policy of term life insurance on behalf of Employee with an insurance company admitted and licensed in the State of California with minimum coverage of one million dollars ($1,000,000). The Employer shall supply evidence of insurance coverage upon the Employee’s demand at any time. Should the Employee elect to obtain such coverage through an insurance carrier of his choosing, the Employer shall remit the costs of the premiums for up to the minimum coverage required hereunder on a monthly basis to the Employee as invoiced by the Employee.

4.           Termination. The Employee’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)          Death. The Employee’s employment hereunder shall terminate upon the Employee’s death.

(b)          Termination by the Employer for Cause. At any time during the Term, the Employer may terminate the Employee’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Employee constituting a material act of willful misconduct in connection with the performance of the Employee’s duties, including, without limitation, misappropriation of funds or property of the Employer or any of its subsidiaries or Affiliates other than the occasional, customary and de minimis use of the Employer’s property for personal purposes; (ii) the commission by the Employee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Employee that would reasonably be expected to result in material injury to the Employer or any of its subsidiaries or Affiliates if the Employee were retained in the Employee’s position; (iii) continued, willful and deliberate non-performance by the Employee of the Employee’s duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability); (iv) a material breach by the Employee of this Agreement; (v) a violation by the Employee of the Employer’s employment policies which has continued following written notice of such violation (vi) failure to obtain or maintain in good order a license to practice medicine in the State of California or any other licenses required for the Employee to perform the Employee’s duties under this Agreement; (vii) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Employer to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigations; or (viii) a material and, to the extent cure is permitted under the applicable agreement, uncured breach by Employee under any one of the following (as each such agreement may be amended or replaced from time to time):

(A) the Hospitalist Participation Service Agreement dated of even date herewith or other services agreement with Hospitalists, as the same may be amended from time to time,

(B) that certain Shareholder Agreement dated as of March 28, 2014, between Employee, Apollo Medical Holdings, Inc., a Delaware corporation, Warren Hosseinion, M.D., Adrian Vazquez, M.D. and NNA of Nevada, Inc., a Nevada corporation,

(C) that certain Physician Shareholder Agreement dated as of March 28, 2014, by Employee in favor of Employer and Apollo Medical Holdings, Inc., a Delaware corporation, and for the account of Maverick Medical Group, Inc., a California professional corporation,

(D) that certain Physician Shareholder Agreement dated as of March 28, 2014, by Employee in favor of Employer and Apollo Medical Holdings, Inc., a Delaware corporation, and for the account of ApolloMed Care Clinic, A Professional Corporation, a California professional corporation, or

(E) that certain Physician Shareholder Agreement dated as of March 28, 2014, by Employee in favor of Employer and Apollo Medical Holdings, Inc., a Delaware corporation, and for the account of ApolloMed Hospitalists, A Medical Corporation, a California professional corporation.

(d)          Termination Without Cause. At any time during the Term, the Employer may terminate the Employee’s employment hereunder without Cause. Any termination by the Employer of the Employee’s employment under this Agreement which does not constitute a termination for Cause under Section 4(c) and does not result from the death or disability of the Employee under Sections 4(a) or (b) shall be deemed a termination without Cause.

(e)          Termination by the Employee. At any time during the Term, the Employee may terminate his employment hereunder for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Employee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Employee’s responsibilities, authority or duties;; or (ii) the material breach of this Agreement by the Employer. “Good Reason Process” shall mean (i) the Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Employee notifies the Employer in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) the Employee cooperates in good faith with the Employer’s efforts, for a period of 60 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Employee terminates his employment within 60 days after the end of the Cure Period. If the Employer cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)           Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Employee’s employment shall be communicated by written Notice of Termination by the terminating party to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)          Date of Termination. “Date of Termination” shall mean the earliest of the following: (i) if the Employee’s employment is terminated by the Employee’s death, the date of the Employee’s death; (ii) if the Employee’s employment is terminated on account of disability under Section 4(b) or by the Employer for Cause under Section 4(c), the date on which Notice of Termination is given; (iii) if the Employee’s employment is terminated by the Employer under Section 4(d), 30 days after the date on which a Notice of Termination is given; (iv) if the Employee’s employment is terminated by the Employee under Section 4(e) without Good Reason, 30 days after the date of which a Notice of Termination is given; (v) if the Employee’s employment is terminated by the Employee under Section 4(e) with Good Reason, the date on which Notice of Termination is given after the end of the Cure Period; or (vi) the first anniversary of the Commencement Date that is not also a Renewal Date. Notwithstanding the foregoing, in the event that the Employee gives a Notice of Termination to the Employer, the Employer may unilaterally accelerate the Date of Termination but such acceleration shall nevertheless be deemed a termination by the Employee on the accelerated date for purposes of this Agreement.

5.           Compensation Upon Termination.

(a)          Termination or Nonrenewal Generally. If the Employee’s employment with the Employer is terminated for any reason during the Term, or if the Term is not renewed, the Employer shall pay or provide the Employee (or the Employee’s authorized representative or estate) any earned but unpaid Base Salary for services rendered through the Date of Termination, unpaid expense reimbursements, and accrued but unused paid time off (the “Accrued Benefits”) within the time prescribed by California law. With respect to vested benefits the Employee may have under any employee benefit plan of the Employer, payment will be made to the Employee under the terms of the applicable plan.

(b)          Termination by the Employer Without Cause or by the Employee With Good Reason. If the Employee’s employment is terminated by the Employer without Cause as provided in Section 4(d), or the Employee terminates his employment for Good Reason as provided in Section 4(e), or the Employer provides notice of intent not to renew pursuant to Section 1, then the Employer shall, through the Date of Termination, pay the Employee his or her Accrued Benefits, and any of the Employee’s vested benefits under any employee benefit plan of the Employer shall be paid to the Employee under the terms of the applicable plan. If the Employee signs a general release of claims in a form and manner satisfactory to the Employer (an example of which is attached as Exhibit A to this Agreement) (the “Release”) within 21 days of the receipt of the form of the Release (extended to 45 days in the event of a group termination or exit incentive program) and does not revoke such Release during the seven-day revocation period:

(i)          the Employer shall pay the Employee an amount equal to four weeks of Employee’s most recent Base Salary for every full year of Employee’s Service Credit, but such amount shall be no less than six months’ worth and no more than one year’s worth of the Employee’s most recent Base Salary (the “Severance Amount”). For purposes of this Agreement, (A) “Base Salary” shall mean the aggregate base salary paid to the Employee by the Employer and all its Affiliates; and (B) “Service Credit” shall mean the longest number of years of active employment by the Employee for the Employer or any of its Affiliates. To the extent that such Severance Amount exceeds the 409A Separation Pay Limit (as defined below), such amount shall be paid in a single lump sum on the regular payroll date of the Employer, pertaining to then current salaried employees of the Employer, (“payroll date”) next following the first anniversary date of the Employee’s Date of Termination or first permissible date afterward. The portion of the Severance Amount that does not exceed the 409A Separation Pay Limit shall be paid in substantially equal amounts on each payroll date in accordance with the Employer’s normal payroll practices over consecutive periods of three months for each year of Base Salary that is due as the Severance Amount, beginning on the first payroll date after the Date of Termination or expiration of the seven-day revocation period of the Release, if later, provided, however, that all such payments shall be concluded prior to the last day of the second (2d) taxable year of the Employee following the taxable year of the Employee in which the Employee has a separation from service as defined in Section 409A; and

(ii)         the Employer shall pay the Employee an amount equal to the Employer’s premium amounts paid for coverage of Employee at the time of the Employee’s termination of coverage under the Employer’s group medical, dental and vision programs for a period of twelve (12) months, to be paid directly to the Employee at the same times such payments would be paid on behalf of a current employee for such coverage; provided, however:

(A) No payments shall be made under this paragraph (ii) unless the Employee timely elects continued coverage under such plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”);

(B) This paragraph (iii) shall not be read or construed as placing any restrictions upon amounts paid under this paragraph (ii) as to their use;

(C) Payments under this paragraph (iii) shall cease as of the earliest to occur of the following:

(1) the Employee is no longer eligible for and continuing to receive the COBRA coverage elected in subparagraph (A);

(2) the time period set forth in the first sentence of this paragraph (iii),

(3) the date on which the Employee first becomes eligible to enroll in a group health plan in which eligibility is based on employment with an employer, and

(4) if the Employer in good faith determines that payments under this paragraph (iii) would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010, as amended.

(iii)        Each individual payment of Severance Amount under Section 5.b.(ii), and each payment under Section 5.b.(iii), of this Agreement, shall be deemed to be a separate “payment” for purposes and within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii).

(iv)        Each individual payment of the Severance Amount under Section 5.b.(ii), and each payment under Section 5.b.(iii), of this Agreement, which are considered “non-qualified deferred compensation” (“NQDC”) under Section 409A shall be made on the date(s) provided herein and no request to accelerate or defer any such payment under this Agreement shall be considered or approved for any reason whatsoever, except as permitted under Section 409A and as the Employer allows in its sole discretion. The Employer may in its sole discretion accelerate or defer (but not beyond the time limit set forth below) any severance payments which do not constitute NQDC in order to allow for the payment of taxes due, but not beyond the time limit specified for such payment such that the payment would be treated as NQDC. Subject to the requirements of Section 409A, if any payment of severance payment under Section 5.b.(ii), or reimbursement under Section 5.b.(iii), of this Agreement is determined in good faith by the Employer to constitute NQDC payable to a “specified employee” as defined under Section 409A, then the Employer shall make any such payment not earlier than the earlier of: (x) the date which is six (6) months following the Employee’s separation from service with the Employer, or (y) the date of Employee’s death.

(v)         for purposes of this Section 5, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

(vi)        for purposes of this Section 5, “409A Separation Pay Limit” means two times the lesser of (x) the Employee’s Base Salary plus bonus earned from services provided to the Employer during the calendar year preceding the year of the termination of employment; and (y) the adjusted compensation limit under Code section 401(a)(17) in effect for the year of the termination.

Notwithstanding the foregoing, if the Employee breaches this Agreement, including, without limitation, Section 6 of this Agreement, all payments of the Severance Amount and the Employer’s payment for medical, dental, and vision insurance continuation shall immediately cease.

6.           Confidential Information, Non-Solicitation, and Cooperation.

(a)          Definitions.

(i)          As used in this Agreement, “Affiliate” means, as to any Person, (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person or is consolidated with such Person in accordance with generally accepted accounting principles in the United State (U.S. GAAP); (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person; or (iii) any other Person of which such Person owns, directly or indirectly, ten percent (10%) or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or otherwise.

(ii)         As used in this Agreement, “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization.

(b)          Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Employer or its Affiliates which is of value to the Employer or any of its Affiliates in the course of conducting its business (whether having existed, now existing, or to be developed or created during Employee’s employment by Employer) and the disclosure of which could result in a competitive or other disadvantage to the Employer or its Affiliates. Confidential Information includes, without limitation, contract terms and rates; negotiating and contracting strategies; facility participation status; financial information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; trade secrets; know how; designs, processes or formulae; software; market or sales information, plans or strategies; employee, customer, patient, provider and supplier information; information from patient medical records; financial data; insurance reimbursement methodologies, strategies, and practices; product and service pricing methodologies, strategies and practices; contracts with physicians, providers, provider networks, payors, physician databases and contracts with hospitals; regulatory and clinical manuals; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by the Employer or its Affiliates, including without limitation the management of the Employer or its Affiliates. Confidential Information includes information developed by the Employee in the course of the Employee’s employment by the Employer, as well as other information to which the Employee may have access in connection with the Employee’s employment. Confidential Information also includes the confidential information of others with which the Employer or its Affiliates has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Employee’s duties under Section 6(b), unless otherwise due to Employee’s breach of the obligations in this Agreement, or unless due to violation of another person’s obligations to the Employer or its Affiliates that Employee should have taken reasonable measures to prevent but that Employee did not take..

(c)          Confidentiality. The Employee understands and agrees that the Employee’s employment creates a relationship of confidence and trust between the Employer and the Employee with respect to all Confidential Information. At all times, both during the Employee’s employment with the Employer and after the Employee’s termination from employment for any reason, the Employee shall keep in confidence and trust all such Confidential Information, and shall not use, disclose, or transfer any such Confidential Information without the written consent of the Employer, except as may be necessary within the scope of Employee’s duties with Employer and in the ordinary course of performing the Employee’s duties to the Employer. Employee understands and agrees not to sell, license or otherwise exploit any products or services which embody or otherwise exploit in whole or in part any Confidential Information or materials. Employee acknowledges and agrees that the sale, misappropriation, or unauthorized use or disclosure in writing, orally or by electronic means, at any time of Confidential Information obtained by Employee during or in connection with the course of Employee’s employment constitutes unfair competition. Employee agrees and promises not to engage in unfair competition with Employer or its Affiliates, either during employment or at any time thereafter.

(d)          Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Employee by the Employer or its Affiliates or are produced by the Employee in connection with the Employee’s employment will be and remain the sole property of the Employer and its Affiliates. The Employee shall return to the Employer all such materials and property as and when requested by the Employer. In any event, the Employee shall return all such materials and property immediately upon termination of the Employee’s employment for any reason. The Employee shall not retain any such material or property or any copies thereof after such termination. It is specifically agreed that any documents, card files, notebooks, programs, or similar items containing customer or patient information are the property of the Employer and its Affiliates regardless of by whom they were compiled.

(e)          Disclosure Prevention. The Employee will take all reasonable precautions to prevent the inadvertent or accidental exposure of Confidential Information.

(f)           Removal of Material. The Employee will not remove any Confidential Information from the Employer’s or its Affiliate’s premises except for use in the Employer’s business, and only consistent with the Employee’s duties with the Employer.

(g)          Copying. The Employee agrees that copying or transfer of Confidential Information (by any means) shall be done only as needed in furtherance of and for use in the Employer’s and its Affiliate’s business, and consistent with the Employee’s duties with the Employer. The Employee further agrees that copies of Confidential Information shall be treated with the same degree of confidentiality as the original information and shall be subject to all restrictions herein.

(h)          No “Moonlighting”. During the Employee’s employment with the Employer, the Employee agrees not to accept or continue in any job, consulting work, directorship, or employment that may conflict with Employee’s duties and responsibilities to Employer, including the duty of loyalty, without the written approval of senior management of the Employer. Without limitation, Employee’s provision of physician services to Hospitalists pursuant to the Hospitalists Agreement, as amended from time to time, or other service agreement, and all work done on behalf of any other affiliate of Employer, shall not be deemed a violation of this provision.

(i)           Computer Security. During the Employee’s employment with the Employer, the Employee agrees only to use Employer’s and its Affiliate’s computer resources (both on and off the Employer’s premises) for which the Employee has been authorized and granted access. The Employee agrees to comply with the Employer’s policies and procedures concerning computer security.

(j)           E-Mail. The Employee acknowledges that the Employer retains the right to review any and all electronic mail communications made with employer provided email accounts, hardware, software, or networks, with or without notice, at any time.

(k)          Assignment. The Employee acknowledges that any and all inventions, discoveries, designs, developments, methods, modifications, improvements, trade secrets, processes, software, formulae, data, “know-how,” databases, algorithms, techniques and works of authorship whether or not patentable or protectable by copyright or trade secret, made or conceived, first reduced to practice, or learned by the Employee, either alone or jointly with others, during the Term that (i) relate to or are useful in the business of the Employer or its Affiliates, or (ii) are conceived, made or worked on at the expense of or during the Employee’s work time for the Employer, or using any resources or materials of the Employer or its Affiliates, or (iii) arise out of tasks assigned to the Employee by the Employer (together “Proprietary Inventions”) will be the sole property of the Employer or its Affiliates. The Employee acknowledges that all work performed by the Employee is on a “work for hire” basis and the Employee hereby assigns or agrees to assign to the Employer the Employee’s entire right, title and interest in and to any and all Proprietary Inventions and related intellectual property rights. The Employee agrees to assist the Employer to obtain, maintain and enforce intellectual property rights for Proprietary Inventions in any and all countries during the Term, and thereafter for as long as such intellectual property rights exist.

NOTICE TO CALIFORNIA EMPLOYEES

Pursuant to California Labor Code § 2872, an agreement requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer does not apply to an invention which qualifies fully under the provisions of California Labor Code § 2870, which provides as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the State of California and is unenforceable.

(l)          Non-Solicitation. Employee agrees and covenants that, at any time during the Employee’s employment with the Employer and for a period of twelve (12) months immediately following the termination of Employee’s relationship with the Employer for any reason, whether with or without cause, the Employee shall not, either on the Employee’s own behalf or on behalf of any other person: (i) solicit the services of or entice away, directly or indirectly, any person employed or engaged by or otherwise providing services to the Employer or its Affiliates (this provision does not prohibit the Employee’s post-termination acceptance of unsolicited applications for employment); or (ii) take any illegal action or engage in any unfair business practice, including without limitation any misappropriation of confidential, proprietary, or trade secret information of the Employer or its Affiliates, as a result of which relations between the Employer or its Affiliates, and any of their customers, clients, suppliers, distributors or others, may be impaired or which might otherwise be detrimental to the business interests or reputation of the Employer or its Affiliates.

(m)          Third-Party Agreements and Rights. The Employee hereby confirms that the Employee is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Employee’s use or disclosure of information or the Employee’s engagement in any business except as Employee has previously provided written notice to Employer and has attached to this Agreement. The Employee represents to the Employer that the Employee’s execution of this Agreement, the Employee’s employment with the Employer and the performance of the Employee’s proposed duties for the Employer will not violate any obligations the Employee may have to any previous employer or other party. In the Employee’s work for the Employer, the Employee will not disclose or use any information in violation of any agreements with or rights of any such previous employer or other party, and the Employee will not bring to (by any means) the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(n)          Litigation and Regulatory Cooperation. During and after the Employee’s employment, the Employee shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Employer that relate to events or occurrences that transpired while the Employee was employed by the Employer. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Employer. The Employer shall reimburse the Employee for any reasonable out of pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section. “Full cooperation” shall not be construed to in any way require any violation of law or any testimony that is false or misleading.

(o)          Enforcement; Injunction. The Employee acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary to protect the business and interests of the Employer and its Affiliates, do not create any undue hardship for the Employee, and that any violation of the restrictions in this Agreement would cause the Employer and its Affiliates substantial irreparable injury. Accordingly, the Employee agrees that a remedy at law for any breach or threatened breach of the covenants or other obligations in Section 6 this Agreement would be inadequate and that the Employer, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated or threatened breach of this Agreement without the necessity of proving actual damage and without the necessity of posting bond or security, which the Employee expressly waives. Moreover, the Employee will provide the Employer a full accounting of all proceeds and profits received by the Employee as a result of or in connection with a breach of Section 6 this Agreement. Unless prohibited by law, the Employer shall have the right to retain any amounts otherwise payable by the Employer to the Employee to satisfy any of the Employee’s obligations as a result of any breach of Section 6 of this Agreement. The Employee hereby agrees to indemnify and hold harmless the Employer and its Affiliates from and against any damages incurred by the Employer or its Affiliates as assessed by a court of competent jurisdiction as a result of any breach of Section 6 of this Agreement by the Employee. The prevailing party shall be entitled to recover its reasonably attorneys’ fees and costs if it prevails in any action to enforce Section 6 of this Agreement. It is the express intention of the parties that the obligations of Section 6 the Agreement shall survive the termination of the Employee’s employment. The Employee agrees that each obligation specified in Section 6 of this Agreement is a separate and independent covenant that shall survive any termination of this Agreement and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in Section 6 of this Agreement. No change in the Employee’s duties or compensation shall be construed to affect, alter or otherwise release the Employee from the covenants herein.

(p) Permitted Disclosures of Confidential Information. Nothing in this Agreement is intended to or does prevent the Employee from disclosing Confidential Information (i) to the extent such disclosure is required in response to a valid subpoena or other legal process, provided that before making such disclosure, the Employee furnishes the Employer with advance notice of such subpoena or other legal process to allow the Employer sufficient time to obtain, in the Employer’s discretion, an appropriate protective order or otherwise oppose or limit such disclosure, or (ii) to the extent such disclosure is made pursuant to Section 7(b) of the Defend Trade Secrets Act of 2016, which provides:

“(b) Immunity from liability for confidential disclosure of a trade secret to the Government or in a court filing.—

(1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—

(A) is made—

(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and

(ii) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order”.

7.           Successors. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and permitted assigns, including any corporation or entity with which or into which the Employer may be merged or which may succeed to its assets or business, provided, however, that Employee’s obligations are personal and shall not be assigned by Employee. The Employee consents to any assignment by the Employer of this Agreement. In the event of the Employee’s death after the Date of Termination but prior to the completion by the Employer of all payments due to the Employee under this Agreement, the Employer shall continue such payments to the Employee’s beneficiary designated in writing to the Employer prior to the Employee’s death (or to the Employee’s estate, if the Employee fails to make such designation).

8.           Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.           Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10.         Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid or sent by recognized over-night courier service, to the Employee at the last address for which the Employee has provided written notice to the Employer, or to the Employer at its main office, attention of the Human Resources and shall be deemed given when delivered personally, five (5) days after mailing by certified or registered mail, return receipt requested, or on the second business day after deposit with a recognized over-night courier service,

11.         Publications. Employee agrees not to submit any writing for publication or deliver any speech that contains any information relating to the business of the Employer, unless the Employee receives advance written clearance from an authorized representative of the Employer.

12.         Publicity. The Employee hereby grants to the Employer the right to use the Employee’s name and likeness, without additional consideration, on, in and in connection with technical, marketing and/or disclosure materials published by or for the Employer for the duration of Employee’s employment with Employer and for a reasonable period of time following the Date of Termination.

13.         Conflicting Obligations and Rights. The Employee agrees to inform the Employer of any apparent conflicts between the Employee’s work for the Employer and (a) any obligations the Employee may have to preserve the confidentiality of another’s proprietary information or materials or (b) any rights the Employee claims to any inventions or ideas before using the same on the Employer’s behalf. Otherwise, the Employer may conclude that no such conflict exists and the Employee agrees thereafter to make no such claim against the Employer. The Employer shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

14.         Notification of New Employer. In the event that the Employee leaves the employ of the Employer, voluntarily or involuntarily, the Employee agrees to inform any subsequent employer of the Employee’s obligations under Section 6 of this Agreement. The Employee further hereby authorizes the Employer to notify the Employee’s new employer about the Employee’s obligations under Section 6 of this Agreement.

15.         Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements as well as all express or implied negotiations and agreements, between the parties concerning such subject matter.

16.         Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Employer other than Employee after approval by the Employer’s Board of Directors or Compensation Committee of the Board, consistent with the Employer’s corporate governance practices.

17.         Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State.

18.         Obligations of Successors. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place.

19.         Consent to Jurisdiction; Forum Selection. At all times the Employee and Employer: (a) irrevocably submit to the exclusive jurisdiction of the Los Angeles Superior Court and United States District Court for the Central District of California, whichever may have competent subject matter jurisdiction, in any action or proceeding arising out of or relating to this Agreement, and irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such court; (b) to the extent permitted by law, irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at the address set forth in this Agreement (or otherwise on record with the Employer); (c) to the extent permitted by law, irrevocably confirm that service of process out of such courts in such manner shall be deemed due service upon such party for the purposes of such action or proceeding; (d) to the extent permitted by law, irrevocably waives (i) any objection the Employee or Employer may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that the Employee or Employer may have that any such action or proceeding has been brought in an inconvenient forum; and (e) to the extent permitted by law, irrevocably agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the right of any party hereto to serve legal process in any manner permitted by law.

20.         Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, this Agreement has been executed by the Employer by its duly authorized officer, and by the Employee, as of the date first above written.

EMPLOYER:

APOLLO MEDICAL MANAGEMENT, INC.:

By:	/s/ Warren Hosseinion

Printed	Warren Hosseinion, M.D.

Name:

Its:	CEO

EMPLOYEE:

Warren Hosseinion, M.D.

/s/ Warren Hosseinion

EXHIBIT A

Release of Claims

I, Warren Hosseinion, in consideration of and subject to the performance by Apollo Medical Management, Inc. (the “Company”) of its obligations under the Employment Agreement, dated as of March 28, 2014 (as amended from time to time, the “Agreement”), do hereby release and forever discharge as of the date of my execution of this release (the “Release”) the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under Section 5(b) of the Agreement represent, in part, consideration for signing this Release and are not salary, wages or benefits to which I was already entitled. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.	Releases.

(a)          I knowingly and voluntarily (on behalf of myself, my spouse, my heirs, executors, administrators, agents and assigns, past and present) fully and forever release and discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross claims, counterclaims, demands, debts, liens, contracts, covenants, suits, rights, obligations, expenses, judgments, compensatory damages, liquid damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, orders and liabilities of whatever kind of nature, in law and in equity, in contract of in tort, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, vested or contingent, suspected, or claimed, against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or relate to my employment with, or my separation or termination from, the Company up to the date of my execution of this Release (including, but not limited to, any allegation, claim of violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local state or federal law, regulation or ordinance; or under any public policy, contract of tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of the Agreement, infliction of emotional distress or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (collectively, the “Claims”).

(b)          SECTION 1542 WAIVER. Employee agrees that all rights he may have under Section 1542 of the California Civil Code are hereby waived. Section 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Employee agrees that this Agreement is intended to include all claims, if any, that Employee may have against the Company, and that this Agreement extinguishes those claims.

3.	I represent that I have made no assignment of transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

4.	In signing this Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the claims, demands and causes of action herein above mentioned or implied. I expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims up to the date of my execution of this Release, if any, as well as those relating to any other claims hereinabove mentioned. I acknowledge and agree that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a claim seeking damages against the Company, this Release shall serve as a complete defense to such claims as to my rights and entitlements. I further agree that I am not aware of any pending charge or complaint of the type described in Section 2 as of the date of my execution of this Release.

5.	I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or constructed at any time to be an admission or acknowledgement by the Company, any Released Party or myself of any improper or unlawful conduct.

6.	I agree and acknowledge that the provisions, conditions, and negotiations of this Release are confidential and agree not to disclose any information regarding the terms, conditions and negotiations of this Release, nor transfer any copy of this Release to any person or entity, other than my immediate family and any tax, legal or other counsel or advisor I have consulted regarding the meaning or effect hereof or as required by applicable law, and I will instruct each of the foregoing not to disclose the same to anyone.

7.	Notwithstanding anything in the Release to the contrary, nothing in this Release shall be deemed to affect, impair, relinquish, diminish, or in any way affect any rights or claims in any respect to (i) any vested rights or other entitlements that I may have as of the date of my execution of this Release under the Company’s 401(k) plan; (ii) any other vested rights or other entitlements that I may have as of the date of my execution of this Release under any employee benefit plan or program, in which I participated in my capacity as an employee of the Company; (iii) my rights under the Agreement; or (iv) my rights under the Release.

8.	I understand that I continue to be bound by Section 6 of the Agreement.

9.	Whenever possible, each provision of this Release shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provisions of this Release are held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

10.	This Release shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of laws principles of the State of California.

BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	THE COMPANY IS HEREBY ADVISING ME TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT, I HAVE HAD THE OPPORTUNITY TO SO CONSULT, AND HAVE AVAILED MYSELF OF SUCH ADVICE TO THE EXTENT I HAVE DEEMED NECESSARY TO MAKE A VOLUNTARY AND INFORMED CHOICE TO EXECUTE THIE RELEASE;

(v)	I HAVE HAD AT LEAST TWENTY ONE (21) DAYS [45 DAYS IN CONNECTION WITH A GROUP TERMINATION OR EXIT INCENTIVE PLAN] FOLLOWING THE DATE OF TERMINATION OF MY EMPLOYMENT TO CONSIDER THIS RELEASE;

(vi)	CHANGES TO THIS RELEASE, WHETHER MATERIAL OR IMMATERIAL, DO NOT RESTART THE RUNNING OF THE 21-DAY [OR 45 DAY] CONSIDERATION PERIOD;

(vii)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT, SUCH REVOCATION TO BE RECEIVED IN WRITING BY THE COMPANY BY THE END OF THE SEVENTH DAY AFTER THE DATE HEREOF, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(viii)	I HAVE SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(ix)	I AGREE THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATED AS OF ______________

Warren Hosseinion, M.D.